Spirit Airlines has Appointed Scott M. Haralson as Chief Financial Officer

MIRAMAR, Fla., October 17, 2018 - Spirit Airlines, Inc. (NYSE: SAVE) announced today that its board of directors has promoted Scott M. Haralson to the position of Senior Vice President and Chief Financial Officer (CFO) effective October 16, 2018. Haralson has over 18 years of airline experience and most recently served as Spirit’s Vice President of Financial Planning and Analysis and Corporate Real Estate.
Haralson succeeds Edward (Ted) Morgan Christie as CFO. Christie was promoted to President earlier this year and will become Spirit’s Chief Executive Officer on January 1, 2019, succeeding Bob Fornaro.
In this expanded role, Haralson will serve as a key member of the senior leadership team and oversee Treasury, Investor Relations, Accounting, Financial Planning and Analysis, and Corporate Real Estate.
“Scott’s industry knowledge and experience leading Spirit’s finance department make him well suited to assume the role as CFO,” said Robert Fornaro, Spirit’s Chief Executive Officer.
"For the last six years, Scott has made significant contributions in helping Spirit improve its cost structure and grow its relative cost advantage. Throughout his tenure at Spirit, Scott has been a key leader within the business, increasing the scope and complexity of his role. I look forward to working with Scott in this expanded role,” said Ted Christie, Spirit’s President.
“I am honored to accept the position of Chief Financial Officer for Spirit Airlines,” said Scott Haralson. “I look forward to continuing to work with our team to implement business strategies that add value for all our stakeholders and enhance our industry-leading cost position.”
Haralson joined Spirit in 2012 as its Vice President Financial Planning and Analysis. He began his professional career in corporate banking working primarily on structured finance deals. Haralson began his airline career at America West Airlines (and what would become US Airways) where he served in a variety of roles of increasing responsibility. He has also held financial management positions with Frontier Airlines, Swift Aviation, and Dish Network.
Haralson received his MBA in Finance from the University of Mississippi.
About Spirit Airlines:
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky while providing an exceptional Guest experience.  We are the leader in providing customizable travel options starting with an unbundled fare.  This allows every Guest to pay only for the options they choose - like bags, seat assignments, and refreshments - something we call Á La Smarte.  We make it possible for our Guests to venture further, travel more often, and discover more than ever before.  Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S.  We operate more than 500 daily flights to 69 destinations in the U.S., Latin America, and the Caribbean, and are dedicated to giving back and improving the communities we serve.  Come save with us at www.spirit.com. At Spirit Airlines, we go.  We go for you.

1